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                                                                    Exhibit 21.1

                   SUBSIDIARIES OF CABOT OIL & GAS CORPORATION

Big Sandy Gas Company
Cabot Oil & Gas Marketing Corporation *
Cabot Oil & Gas U.K. Limited
Cabot Petroleum North Sea, Ltd.
Cody Company
Cody Energy LLC
Cody Oil & Gas, Inc.
Cody Texas, LP
Cranberry Pipeline Corporation *
Franklin Brine Treatment Corporation

* Denotes significant subsidiary.